Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in AGL Resources Inc.'s Form 8-K dated July 28, 2005 of our report dated February 4, 2005 with respect to the financial statements of SouthStar Energy Services LLC (included separately therein) for the years ended December 31, 2004, 2003, and 2002 and our report dated February 4, 2005 with respect to SouthStar Energy Services LLC's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SouthStar Energy Services LLC for the year ended December 31, 2004 included in AGL Resources Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 22, 2005